As filed with the Securities and Exchange Commission on October 18, 2006	Registration No. 333-111127

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FAMILYMEDS GROUP, INC.
(Exact name of registrant as specified in its charter)

NEVADA	5122	34-1755390
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

312 Farmington Avenue
Farmington, CT 06032-1968
(860) 676-1222
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

2003 Restricted Stock Plan
1999 Incentive and Non-Statutory Stock Option Plan
(Full Titles of the Plans)

Edgardo A. Mercadante
Chairman, President and Chief Executive Officer
Familymeds Group, Inc.
312 Farmington Avenue
Farmington, CT 06032-1968
(860) 676-1222
(Name, address, including zip code, and telephone number, including area code, of agent for service)

WITH COPIES TO:
Gregory C. Yadley, Esq.
Shumaker, Loop & Kendrick, LLP
101 East Kennedy Boulevard, Suite 2800
Tampa, FL 33602
(800) 677-7661

CALCULATION OF REGISTRATION FEE
Name of Plan	Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
2003 Restricted Stock Plan	Common Stock, par value $.001 per share	200,000		$3.95	$790,000	$84.53
1999 Incentive and Non-Statutory Stock Option Plan	Common Stock, par value $.001 per share	400,000		$18	$6,877,918	$735.94

Total		600,000	$		$7,667,918	$820.47

(1)  These shares represent additional shares for issuance under the Registrant's 2003 Restricted Stock Plan and 1999 Incentive and Non-Statutory Stock Option Plan (the “Plans”), which Plans were originally the subject of the Registrant's Registration Statement on Form S-8 filed on December 12, 2003, bearing SEC File No. 333-111127. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also registers such indeterminate number of Shares that may be necessary to adjust the number of Shares reserved for issuance pursuant to the Plans as a result of stock splits, stock dividends, recapitalization or similar adjustments or transactions affecting the outstanding Shares of the Registrant.
(2)  Options to purchase 377,076 shares have been granted prior to filing this post-effective amendment No. 1, which options have a weighted-average exercise price of $18, and accordingly, with respect to such shares, pursuant to Rule 457(h) under the Securities Act, the fee is calculated based upon such weighted-average exercise price. The fee on the balance of shares that may be granted in the future under the plan is based upon the average of the high and low prices of the Shares on October 17, 2006, as reported on the NASDAQ, and estimated solely for the purpose of determining the amount of registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act.

Explanatory Note

On December 12, 2003, Familymeds Group, Inc., formerly known as DrugMax, Inc., (the “Company”) filed a Registration Statement on Form S-8 (Reg. No. 333-111127) (the “Original Registration Statement”) to register the sale of 2,000,000 shares of common stock authorized for grant under the Company’s 1999 Incentive and Non-Statutory Stock Option Plan (the “Stock Option Plan”) and 1,500,000 shares of common stock authorized for grant under the Company’s 2003 Restricted Stock Plan (the “Restricted Stock Plan”). On November 12, 2004, the Company’s shareholders authorized:

•	an amendment to the Company’s Stock Option Plan to increase the number of shares of common stock available for grant under the Stock Option Plan from 2,000,000 to 6,000,000 shares; and

•	an amendment to the Company’s Restricted Stock Plan to increase the number of shares of common stock available for grant under the Restricted Stock Plan from 1,500,000 to 3,500,000 shares.

On August 16, 2006, the Company undertook a 1-for-10 reverse stock split, in connection with which all issued and outstanding shares of the Company’s common stock and all shares available for issuance under the Stock Option Plan and the Restricted Stock Plan were reduced on a 1-for-10 basis. Accordingly, as of the date hereof, the total shares available for grant under the Stock Option Plan and the Restricted Stock Plan are 600,000 and 350,000 shares, respectively.

This Post-Effective Amendment No. 1 to the Original Registration Statement is being filed to register the additional 400,000 shares authorized for grant under the Stock Option Plan and the 200,000 shares authorized for grant under the Restricted Stock Plan on November 12, 2004 (on a post-reverse-split basis). Accordingly, pursuant to General Instruction E of Form S-8, the contents of the Original Registration Statement are hereby incorporated herein by reference.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits

The exhibits listed in the Exhibit Index are filed as a part of this Registration Statement.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this
Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Farmington, State of Connecticut, on October 18, 2006.

FAMILYMEDS GROUP, INC.

By:	/s/ Edgardo A. Mercadante
Edgardo A. Mercadante
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints each of Edgardo A. Mercadante and James A. Bologa his or her true and lawful attorney-in-fact and agent, with full power of substitution and revocation, for him or her and in his or her place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

Signature		Title	Date

By:	/s/ Edgardo A. Mercadante	Chairman, President and Chief Executive	October 17, 2006
	Edgardo A. Mercadante	Officer (Principal Executive Officer)

By:	/s/ James A. Bologa	Chief Financial Officer (Principal Financial	October 17, 2006
	James A. Bologa	Accounting Officer)

By:	/s/ James E. Searson	Chief Operating Officer and Director	October 17, 2006
James E. Searson

By:	/s/ Jugal K. Taneja	Director	October 17, 2006
Jugal K. Taneja

By:	/s/ Philip P. Gerbino	Director	October 17, 2006
Philip P. Gerbino

By:		Director	October 17, 2006
Peter J. Grua

By:	/s/ Mark T. Majeske	Director	October 17, 2006
Mark T. Majeske

By:		Director	October 17, 2006
Rakesh K. Sharma

By:	/s/ Laura L. Witt	Director	October 17, 2006
Laura L. Witt

Exhibit Index

No.	Description

4.1	Amended and Restated 1999 Incentive and Non-Statutory Stock Option Plan *

4.2	Amended and Restated 2003 Restricted Stock Plan *

5.1	Opinion of Shumaker, Loop & Kendrick, LLP *

23.1	Consent of Deloitte & Touche LLP *

23.2	Consent of Shumaker, Loop & Kendrick, LLP (contained in Exhibit 5)

24	Power of Attorney (contained on signature page)

* Filed herewith.